EXHIBIT 99.1

[GRAPHIC APPEARS HERE]

Robotic Vision Systems (ticker: ROBV, exchange: OTC Bulletin Board) News Release—20-Nov-2004

Robotic Vision Systems, Inc. Files Chapter 11 Bankruptcy Petition

NASHUA, N.H., Nov 20, 2004 /PRNewswire-FirstCall via COMTEX/ — Robotic Vision Systems, Inc. (RVSI) (OTC Bulletin Board: RVSI) announced today that the company has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court in Manchester, New Hampshire. The company intends to continue operating its business as a “debtor in possession” under the Bankruptcy Code.

The company seeks to reorganize in order to raise sufficient cash to meet its operational needs while it attempts to divest the assets of its Semiconductor Equipment Group (SEG). By divesting those assets, which include end-of-line 3-D inspection systems (lead scanning) and 2-D and 3-D tools for bumped wafer inspection (wafer inspection), RVSI believes it will be able to satisfy or reinstate much of its debt and have the liquidity necessary to finance the growth of its Acuity CiMatrix business, which includes board-level machine vision systems and 2-D bar code (Data Matrix) reading products.

“We are taking these steps to restructure our business for the purpose of returning to profitability,” said Pat V. Costa, Chief Executive Officer of the company. “We firmly believe that our business will better be served by selling the SEG business. By these efforts, we will be able to better concentrate on the exciting Data Matrix business and increase necessary cash flow. We intend to continue to ship product to customers, meet future vendor commitments, and carry on our sales and marketing programs.” The company will continue to operate its business while in Chapter 11, and intends to propose a plan of reorganization to the Bankruptcy Court for approval.

William Blair & Company had previously been retained to advise the company on the sale of the SEG business. Marotta Gund Budd & Dzera LLC (MGBD) has also been retained to provide financial advice with respect to the company’s restructuring. As part of the company’s restructuring, Frederick H. Van Alstyne of MGBD has been named Chief Financial Officer and MGBD’s J. Richard Budd has been named Chief Restructuring Officer.

The company has retained Norman N. Kinel, the head of the Bankruptcy and Corporate Reorganization Group at Dreier LLP, a New York law firm, to represent it in its bankruptcy proceedings. The company has also retained Bruce A. Harwood of the New England law firm of Sheehan Phinney Bass + Green as its local New Hampshire counsel.

About RVSI

Robotic Vision Systems, Inc. (RVSI) (RVSI.OB) has the most comprehensive line of machine vision systems available today. Headquartered in Nashua, New Hampshire, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and Data Matrix-based unit-level traceability. Using leading-edge technology, RVSI joins vision-enabled process equipment, high- performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds more than 100 patents in a broad range of technologies. For more information visit http://www.rvsi.com or call (800) 669-5234.

Forward Looking Statement

Except for the historical information herein, various matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the ability of the company to obtain the consent of the Bankruptcy Court for the transactions referred to above, the cooperation of various creditors, the historically cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company’s accounting policies and other risk factors detailed in the Company’s annual report on Form 10-K, and other filings with the Securities and Exchange Commission.

SOURCE Robotic Vision Systems, Inc.

Neal H. Sanders of RVSI, +1-781-302-2439

http://www.rvsi.com

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